[EXHIBIT 5.1]

           KATZ, BARRON, SQUITERO, FAUST & BOYD, P.A.
                      100 N.E. Third Avenue
                            Suite 280
                 Fort Lauderdale, Florida 33301


     August  19, 2003


     PetMed Express, Inc.
     1441 SW 29th Avenue
     Pompano Beach, Florida  33069


     Re: Post-Effective Amendment No. 1 to the  Registration
     Statement  on  Form  SB-2  on Form  S-1  ("Registration
     Statement"); Petmed Express, Inc. (the "Company")


     Gentlemen:

     This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission with respect to the registration for public sale of 12,590,985 shares of common stock, $.001 par value
     ("Common Stock"), including shares of Common Stock issuable upon exercise of common stock purchase warrants.

     In connection therewith, we have examined and relied upon original, certified, conformed, photostat or other copies of (a) the Articles of Incorporation, as amended, and Bylaws of the Company; (b) resolutions of the Board of Directors of the Company authorizing the issuance of the Common Stock and related matters; (c) the Registration Statement and the exhibits thereto; and (d) such other matters of law as we have deemed necessary for the expression of the opinion herein contained. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and we express no opinion thereon. As to the various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

     We are members of the Bar of the State of Florida and express no opinion on any law other than the laws of the State of Florida applicable Federal Securities laws.

     Based upon and subject to the foregoing, we are of the opinion that the shares of Common Stock have been duly and validly authorized, legally issued and are fully paid and non-assessable, and as it relates to the warrants, when issued and paid for in accordance with their terms will be fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to use our name under the caption "Legal Matters" in the prospectus comprising part of the Registration Statement.

               Sincerely,


               /s/Katz, Barron, Squitero, Faust & Boyd, P.A.
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               KATZ,  BARRON, SQUITERO, FAUST & BOYD, P.A.